Exhibit 10.1

UNIT CORPORATION AMENDED AND RESTATED
KEY EMPLOYEE CHANGE OF CONTROL CONTRACT

This Agreement is entered into effective as of the 19th day of August, 2008 by and between Unit Corporation, a Delaware corporation (the “Company”) and [●] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 2) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.  [The Company previously entered into a Key Employee Change of Control Contract with the Executive dated as of [●] (the “Prior Agreement”).  Due to the adoption of Section 409A of the Internal Revenue Code of 1986, as amended, the Prior Agreement must be amended, and in connection with such review process, additional revisions to the Prior Agreement have been made.  In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement, which upon execution will supersede and replace the Prior Agreement.]

NOW, THEREFORE, it is hereby agreed as follows:

1.	CERTAIN DEFINITIONS.

(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs.   Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 90 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.	CHANGE OF CONTROL.

For the purpose of this Agreement, a “Change of Control” shall mean:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (each, an “Affiliated Company”),  (iv) any acquisition pursuant to a transaction which complies with Sections 2(c)(i), 2(c)(ii) and 2(c)(iii) or (v) if the Board determines in good faith that a Person became the beneficial owner of 15% or more of the Outstanding Company Common Stock inadvertently and without any intention of changing or influencing control of the Company, unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of beneficial ownership of a sufficient number of Outstanding Company Common Stock so that such Person's beneficial ownership of Outstanding Company Common Stock would no longer otherwise qualify as a Change of Control; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of  the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.	EMPLOYMENT PERIOD.

The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”).  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

4.	TERMS OF EMPLOYMENT.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or any other location less than 35 miles from such location, and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”), at an annual rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliated Companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(ii) Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest annual bonus earned by the Executive under the Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, for the three full fiscal years prior to the

Effective Date(or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (the “Recent Annual Bonus”).  (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Annual Bonus” shall mean the Executive’s bonus for the year in which the Effective Date occurs.)  Each such Annual Bonus shall be paid no later than two and a half months  following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Long-Term Cash and Equity Incentives, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all long-term cash incentive, equity incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.

(iv) Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.

(v) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vi) Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vii) Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(viii) Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

5.	TERMINATION OF EMPLOYMENT.

(a) Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(b) Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 4(a)(i)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this 5(b), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in Sections 5(b)(i) or 5(b)(ii), and specifying the particulars thereof in detail.

(c) Good Reason.  The Executive may voluntarily terminate the Executive’s employment during the Employment Period for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any action by the Company which results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Agreement or to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately prior to the Effective Date;

(iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v) any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.  Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d) Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

(e) Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.  The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

6.	OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) By the Executive for Good Reason; By the Company Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

 (i) The Company shall pay to the Executive in a lump sum in cash within 20 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Executive’s business expenses that are reimbursable pursuant to Section 4(b)(v) but have not been reimbursed by the Company as of the Date of Termination; (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (4) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4), the “Accrued Obligations”) and (5) an amount equal to the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable for the most recently completed fiscal year during the Employment Period (including any bonus or portion thereof which has been earned but deferred and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months) (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Bonus described in clause (3) above, then for all purposes of this Section 6 (including, without limitation, Sections 6(b) through 6(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (iii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

B. an amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

C. an amount equal to the sum of the Company’s or an Affiliated Company’s (as applicable)  matching contributions under the Company’s qualified defined contribution plans in which the Executive participates at of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date) which would have been made on the Executive’s behalf if the Executive’s employment continued for three years after the Date of Termination, assuming for this purpose that (1) the Executive’s benefits under such plans are fully vested, (2) the Executive’s compensation in each of the three years is that required by Sections 4(b)(i) and 4(b)(ii), (3) the rate of any such employer contribution is equal to the maximum rate provided under the terms of the applicable plans for the year in which the Date of Termination occurs (or, if more favorable to the Executive, or in the event that as of the Date of Termination the rate of any such contribution for such year is not determinable, the rate of contribution under the plans for the plan year ending immediately prior to the Effective Date) and (4) to the extent that the Company’s contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Date of Termination; and

(ii) The Company shall, at its sole expense as incurred, provide the Executive with outplacement services at a cost to the Company not to exceed $30,000, the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; and provided, however, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(iii) For three years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company shall provide health care and life insurance benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies providing health care and life insurance benefits and at the benefit level described in Section 4(b)(iv) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby and at the same after-tax cost to the Executive and/or the Executive’s family through the purchase of individual insurance coverage; provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive health care and life insurance benefits under another employer-provided plan, the health care and life insurance benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  Benefits provided pursuant to this paragraph are contractual only and are not to be considered a continuation of coverage as provided under Section 601 et seq. of ERISA and Section 4980B of the Code.  Following the end of the Benefit Continuation Period, the Executive shall be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 6(a)(iii) and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the retiree welfare benefit plans, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period, and if the Executive satisfies the eligibility requirements, such benefits shall commence no later than the expiration of the three year continuation period provided in clause (A) of this Section 6(a)(iii).  In order to comply with Section 409A of the Code, (1) the amount of life insurance benefits that the Company is obligated to provide under this Section 6(a)(iii) in any given calendar year shall not affect the amount of such benefits that the Company is obligated to pay in any other calendar year, and (2) the Executive’s right to have the Company provide such benefits may not be liquidated or exchanged for any other benefit; and

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 7) in accordance with the terms of the underlying plans or agreements.

Notwithstanding the foregoing provisions of this Section 6(a)(i), except as otherwise provided in Section 12(g) with respect to an Anticipatory Termination, in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that would otherwise be payable under Section 6(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).

(b) Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and the timely payment or provision of the Other Benefits (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 20 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and Affiliated Companies to the estates and beneficiaries of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliated Companies and their beneficiaries.

(c) Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or provision of the Other Benefits (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement.  The Accrued Obligations (subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable) shall be paid to the Executive in a lump sum in cash within 20 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.

(d) Cause; Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause during the Employment Period, to the Company shall provide the Executive (i) the Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits (disregarding the proviso set forth in Section 6(a)(i)(A) to the extent applicable) in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement.  If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive, subject to the proviso set forth in Section 6(a)(i)(A) to the extent applicable, the Accrued Obligations and the timely payment or provision of the Other Benefits, and shall have no other severance obligations under this Agreement.  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 20 days of the Date of Termination.

7.	NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies, at or subsequent to the Date of Termination (such amounts and benefits, the “Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 6(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.  For the avoidance of doubt, this Agreement shall not effect the Executive’s eligibility to participate in, or entitlement to any payments or benefits under, the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries or the Special Separation Benefit Plan of Unit Corporation and Participating Subsidiaries in accordance with the terms of such plans as in effect from time to time and to the extent the Executive is eligible to therein as of immediately prior to the Effective Date, as applicable.

8.	FULL SETTLEMENT; LEGAL FEES.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 6(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case Interest.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 8 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

9.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(3) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 9 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 9(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

10.	CONFIDENTIAL INFORMATION.

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by it.  In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.	SUCCESSORS.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 11(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought only in any federal or state court located in Tulsa County, Oklahoma, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

If to the Company:

7130 South Lewis
Suite 1000
Tulsa, Oklahoma 74136
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  From and after the Effective Date, except as specifically provided in this Agreement, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(g) In the event payments are made and benefits provided under Section 5(a) in connection with an Anticipatory Termination, notwithstanding anything contained herein to the contrary, if a Change of Control does not occur within twelve months following the date of such Anticipatory Termination, (x) the Executive shall forfeit the right to retain, and shall return to the Company, any cash amounts received by the Executive from the Company, on an after-tax basis after taking into account any deductions available to the Executive by virtue of such return, pursuant to Section 5(a)(1)(A)(v), Section 5(a)(1)(B), Section 5(a)(1)(C), and Section 5(a)(3); and (y) the Company’s obligations under this Agreement, including but not limited to the provision of health care and life insurance benefits pursuant to Section 5(a)(2), shall cease as of the date that is twelve months following the date of such Anticipatory Termination (or, if earlier, the date on which the proposed Change of Control to which the Anticipatory Termination was alleged to have related is finally and formally abandoned or terminated).

(h) Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of  taxes and penalties on the Executive pursuant to Section 409A of the Code.

13.	SURVIVORSHIP.

Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

In Witness Whereof, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

[Executive]

UNIT CORPORATION

By: [Executive Officer or Chairman]

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